Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Kiora Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(c) 457(h)	1,052,798	$3.56	(2)	$3,747,960.88	(2)	$110.20 per million	$413.03
Total Offering Amounts						$3,747,960.88			—
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$413.03

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable pursuant to that certain securities purchase agreement by and between Kiora Pharmaceuticals, Inc. (the “Registrant”) and Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) dated as of February 2, 2023 (the “Securities Purchase Agreement”) and that certain purchase agreement by and between the Registrant and the Selling Stockholder dated as of February 3, 2023 (the “Purchase Agreement”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the common stock, as applicable. Includes 52,798 shares of common stock previously issued by the Registrant to the Selling Stockholder pursuant to the Securities Purchase Agreement and 1,000,000 shares of Common Stock that are available to be issued and sold by the Registrant to the Selling Stockholder from time to time at the Registrant’s election pursuant to the Purchase Agreement, subject to satisfaction of the conditions set forth therein.

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on February 2, 2023, which date is within five business days prior to the filing of this Registration Statement.